Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter

617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE

QUARTER ENDED MARCH 31, 2006

Boston, Massachusetts, May 4, 2006. Harbor Global Company Ltd. (“Harbor Global”) (OTC BB:HRBGF) reported net income of $0.1 million ($0.01 per share) on revenues of $3.2 million in the first quarter of 2006 compared to a net loss of $0.5 million ($0.09 per share) on revenues of $2.9 million in the first quarter of 2005. The $0.6 million increase in income was attributable principally to a $0.3 million increase in foreign exchange gains, a $0.2 million increase in management fee income and a $0.1 million increase in real estate rental revenue.

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars

	First Quarter
	2006	2005
Revenues	$3.2	$2.9

Income (Loss)	$0.1	$(0.5)

Per Share Earnings (Loss)	$0.01	$(0.09)

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.9	$2.6
Real Estate Management	0.3	0.3
Other	0.0	0.0

Income (Loss)
Russian Real Estate Management and Investment Management	$0.2	$(0.2)
Real Estate Management	(0.2)	(0.3)
Other	0.1	0.0

This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.